EXHIBIT 99.1
PHH CORPORATION ANNOUNCES PRICING OF CONVERTIBLE SENIOR NOTES
Mt. Laurel, NJ — September 23, 2009 — PHH Corporation (NYSE:PHH) (“PHH” or the “Company”) announced today the pricing of $220 million in aggregate principal amount of 4.00% Convertible Senior Notes Due 2014 (the “notes”). PHH has also granted the initial purchasers of the notes a 25-day over-allotment option to purchase up to $30 million additional aggregate principal amount of the notes (subject to certain limitations). The notes will be convertible into cash and, if applicable, shares of PHH’s common stock based on an initial conversion rate for the notes of 38.7522 shares of PHH’s common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $25.805 per share of common stock and represents an approximately 30% conversion premium over the last reported sale price of PHH’s common stock on September 23, 2009, which was $19.85 per share. The conversion rate and the conversion price will be subject to adjustment in certain events, such as distributions of dividends or stock splits. PHH expects to close the notes offering on or about September 29, 2009, subject to the satisfaction of various customary closing conditions.
Interest on the notes will be payable semiannually in arrears on March 1 and September 1 of each year, beginning March 1, 2010. The notes will mature on September 1, 2014, unless previously converted in accordance with their terms prior to such date. The notes will be PHH’s senior unsecured obligations and will rank equally with all of PHH’s existing and future senior unsecured debt and senior to all of its existing and future subordinated debt. The notes are not redeemable by PHH prior to the maturity date.
In connection with this offering of the notes, PHH entered into convertible note hedge transactions with affiliates of certain of the initial purchasers of the notes. These transactions are expected generally to reduce the potential dilution upon conversion of the notes. PHH also entered into warrant transactions with the same counterparties. The warrant transactions could have a dilutive effect on PHH’s earnings per share to the extent that the price of PHH’s common stock exceeds the strike price of the warrants, which is $34.74 (approximately 75% higher than the closing price of PHH’s common stock on September 23, 2009). If the initial purchasers exercise their over-allotment option, PHH may sell additional warrants and use a portion of the net proceeds from the sale of the additional notes and the sale of the additional warrants to increase the size of the convertible note hedge transactions. PHH has been advised by the counterparties that, in connection with establishing their initial hedges of these transactions, they and/or their respective affiliates expect to enter into various derivative transactions with respect to PHH’s common stock. These activities could increase (or reduce the size of any decrease in) the price of PHH’s common stock concurrently with or following the pricing of the notes or the exercise of the over-allotment option by the initial purchasers to purchase additional notes.
PHH intends to use a portion of the net proceeds of the offering, taking into account the proceeds to PHH of the warrant transactions, to pay PHH’s cost of the convertible note hedge transactions and to use the balance of the net proceeds of the offering to reduce a portion of the amounts outstanding under PHH’s Amended and Restated Competitive Advance and Revolving Credit Agreement due 2011. This offering is part of PHH’s overall financing strategy to diversify PHH’s funding sources. Additionally, the offering would extend and diversify a portion of PHH’s debt maturities which PHH believes improves its overall liquidity.
The notes, convertible note hedges, warrants and the shares of common stock underlying such securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws. The notes will be offered only to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act. Unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.
About PHH Corporation
Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage Corporation, is one of the top four retail originators of residential mortgages in the United States for the first six months of 20091, and its subsidiary, PHH Arval, is a leading fleet management services provider in the United States and Canada.
1 Inside Mortgage Finance, Copyright 2009
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the following: (i) the Company’s expectations regarding the closing of the offering on or about September 29, 2009; (ii) the Company’s intention regarding the use of the net proceeds of the offering; (iii) the Company’s intention to sell additional notes and warrants and the use of the net proceeds from such sale; and (iv) the potential impact of the convertible note hedge and warrant transactions and various derivative transactions on the price of the Company’s common stock and earnings per share. These statements are subject to known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should understand that these statements are not guarantees of performance or results and are preliminary in nature. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.
You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act and those risk factors included in the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on September 23, 2009 in connection with any forward-looking statements that may be made by it and its businesses generally. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any updates or revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.
Contact Information:
Nancy R. Kyle
856-917-4268

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